Free Writing Prospectus, dated May 28, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated May 16, 2025

Registration Statement Nos. 333-284112 and 333-284112-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any securitization bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 1 and 2 of this Preliminary Term Sheet.

Kentucky Power Cost Recovery LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$477,749,000 Series 2025 Senior Secured Recovery Bonds (the “Bonds”)

May 28, 2025

Issuing Entity:	Kentucky Power Cost Recovery LLC

Sponsor, Depositor and Initial Servicer:	Kentucky Power Company

Trustee:	U.S. Bank Trust Company, National Association

Joint Book-Running Managers	Jefferies LLC Guggenheim Securities, LLC SMBC Nikko Securities America, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf) /AAA (sf)(1)

Payment Dates:	March 1 and September 1, commencing March 1, 2026(2)

Initial Charge as a Percentage of Customer’s Bill:	The initial charge is estimated to represent approximately 6.63% of the total bill received by a 1,000 kWh/month residential retail customer as of April 1, 2025(3)

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a business day, then payment may be made on the next business day.
(3)	Preliminary, subject to change.

Tranche	Expected Weighted Average Life (Years)*	Principal Amount Offered*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A	12.30	$477,749,000	9/1/2045	9/1/2047	491393 AA2	US491393AA20

*	Preliminary, subject to change.

Kentucky Power Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Kentucky Power Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Kentucky Power Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jefferies LLC toll-free at 877-821-7388 or emailing Prospectus_Department@Jefferies.com.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated) at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the Bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the Bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Expected Sinking Fund Schedule(1)

Semi-Annual Payment Date	Tranche A
03/01/26	$8,360,542
09/01/26	6,613,351
03/01/27	6,806,461
09/01/27	7,005,209
03/01/28	7,209,761
09/01/28	7,420,286
03/01/29	7,636,959
09/01/29	7,859,958
03/01/30	8,089,469
09/01/30	8,325,681
03/01/31	8,568,791
09/01/31	8,819,000
03/01/32	9,076,515
09/01/32	9,341,549
03/01/33	9,614,322
09/01/33	9,895,060
03/01/34	10,183,996
09/01/34	10,481,369
03/01/35	10,787,425
09/01/35	11,102,418
03/01/36	11,426,608
09/01/36	11,760,265
03/01/37	12,103,665
09/01/37	12,457,092
03/01/38	12,820,839
09/01/38	13,195,207
03/01/39	13,580,507
09/01/39	13,977,058
03/01/40	14,385,188
09/01/40	14,805,236
03/01/41	15,237,549
09/01/41	15,682,485
03/01/42	16,140,414
09/01/42	16,611,714
03/01/43	17,096,776
09/01/43	17,596,002
03/01/44	18,109,805
09/01/44	18,638,611
03/01/45	19,182,859
09/01/45	19,742,998

Total Payments(2)	$477,749,000

(1)	Terms are preliminary and subject to change.
(2)	Totals may not add up due to rounding.

Expected Principal Ending Balances(1)(2)

Outstanding Principal Balance

Semi-Annual Payment Date	Tranche A Balance
Issuance Date	$477,749,000
3/1/2026	469,388,458
9/1/2026	462,775,107
3/1/2027	455,968,646
9/1/2027	448,963,437
3/1/2028	441,753,676
9/1/2028	434,333,390
3/1/2029	426,696,431
9/1/2029	418,836,473
3/1/2030	410,747,004
9/1/2030	402,421,323
3/1/2031	393,852,532
9/1/2031	385,033,532
3/1/2032	375,957,017
9/1/2032	366,615,468
3/1/2033	357,001,146
9/1/2033	347,106,086
3/1/2034	336,922,090
9/1/2034	326,440,721
3/1/2035	315,653,296
9/1/2035	304,550,878
3/1/2036	293,124,270
9/1/2036	281,364,005
3/1/2037	269,260,340
9/1/2037	256,803,248
3/1/2038	243,982,409
9/1/2038	230,787,202
3/1/2039	217,206,695
9/1/2039	203,229,637
3/1/2040	188,844,449
9/1/2040	174,039,213
3/1/2041	158,801,664
9/1/2041	143,119,179
3/1/2042	126,978,765
9/1/2042	110,367,051
3/1/2043	93,270,275
9/1/2043	75,674,273
3/1/2044	57,564,468
9/1/2044	38,925,857
3/1/2045	19,742,998
9/1/2045	—

(1)	Terms are preliminary and subject to change.
(2)	Totals may not add up due to rounding.

		Weighted Average Life Sensitivity
		-5% (0.21 Standard Deviations from Mean)		-15% (2.60 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(1)	WAL (yrs) (1)	Change (days)*(1)	WAL (yrs)(1)	Change (days)*(1)
A	12.30	12.30	0	12.30	1

*	Number is rounded to whole days.
(1)	Preliminary, subject to change.

There can be no assurance that the weighted average life of the Bonds will be as shown in the above table.

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of revenues of 5% (0.21 standard deviations from mean) or 15% (2.60 standard deviations from mean), (ii) billed revenues are directly correlated to changes in electricity consumption, (iii) the servicer makes timely and accurate mandatory filings to true-up the charges, but makes no interim true-up adjustments, (iv) customer net charge-off rates are held constant at 0.72% and 0.04% for residential customers and non-residential customers, respectively, (v) retail customers remit all charges on or before one month after such charges are billed, (vi) operating expenses are equal to projections, (vii) there is no acceleration of the final maturity date of the Bonds; (viii) a permanent loss of all customers has not occurred; and (ix) the issuance date of the Bonds is June 12, 2025.